Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Cyber Enviro-Tech, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o) (2)	8,397,721 (3)	$0.001	$8,397.21	$0.000147600	1.24
				8,397,721
	Total Offering Amounts					$8,397.21
	Net Fee Due							$1.24

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(o) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee. The offering price has been arbitrarily determined by Cyber Enviro-Tech, Inc. and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

(3) This amount covers the resale by our selling shareholders (Secondary Offering) of up to 6,698,780 shares of common stock previously issued to such selling shareholders.